Exhibit 99.1

AsiaInfo-Linkage Reports Second Quarter 2010 Results

•	Meeting guidance, net revenue (non-GAAP)[1] increased to US$65.6 million, growing 22.9% year-over-year

•	Operating margin of net revenue (non-GAAP)[2] increased to 22.2%

•	Meeting guidance, net income attributable to AsiaInfo-Linkage, Inc. per basic share was US$0.29

•	Exceeding guidance, net income attributable to AsiaInfo-Linkage, Inc. per basic share (non-GAAP) was US$0.35

BEIJING/SANTA CLARA, Calif. – July 28, 2010 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA), (“AsiaInfo-Linkage” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the second quarter of 2010.

AsiaInfo-Linkage’s Chief Executive Officer, Steve Zhang, commented, “We are pleased with our strong financial results this quarter, achieving a record high operating margin and year-over-year non-GAAP EPS growth of 35 percent. In the second quarter, we worked to close our merger with Linkage, which was successfully completed on July 1st. We have already witnessed positive momentum resulting from our merger. Specifically, we recently won new market share in our China Telecom account in Yunnan and Guizhou provinces and successfully started to cross-sell Internet data center operation management products for Jiangsu Mobile. Overall, the integration process has moved along rather smoothly and we are starting to realize the synergies. Besides our core revenue drivers, we are pleased that our cable BSS business has started to contribute more meaningful revenue as our overseas business development team explores opportunities to grow in Southeast Asia.”

Second Quarter 2010 Financial Results

On July 1, 2010, AsiaInfo Holdings, Inc. (“AsiaInfo”) completed its merger with IT software and solutions provider Linkage Technologies International Holdings Limited (“Linkage”) and was renamed AsiaInfo-Linkage. Starting in the third quarter of 2010, AsiaInfo-Linkage will consolidate Linkage’s operating results and financial position.

Total revenue for the second quarter of 2010 was US$66.9 million, an increase of 14.2% year-over-year and 5.4% sequentially. Meeting guidance, net revenue (non-GAAP) for the second quarter of 2010 was US$65.6 million, an increase of 22.9% year-over-year and 6.2% sequentially. The year-over-year and sequential increases were driven by strong demand from China’s major telecom carriers.

[1]

Net revenue (non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (non-GAAP) to GAAP revenue is provided at the end of this press release.

[2]	Operating margin of net revenue (non-GAAP) is operating income divided by net revenue (non-GAAP).

During the quarter, gross margin was 59.4%, compared to 49.1% in the year-ago period and 61.5% in the previous quarter. The slight sequential decrease in gross margin is in line with historical gross margin levels and the year-over-year increase was primarily due to a strong contribution from higher-margin software solutions and services projects during the second quarter. Gross margin as a percentage of net revenue (non-GAAP) was 60.6% in the second quarter of 2010, compared to 53.9% in the year-ago period and 63.2% in the previous quarter.

In the second quarter of 2010, the AsiaInfo Technologies business unit, which focuses on telecommunications software and services, contributed 88.7% to both total revenue and net revenue (non-GAAP). Total revenue for the AsiaInfo Technologies business unit increased 12.5% year-over-year and 0.1% sequentially to US$59.3 million. Net revenue (non-GAAP) for the AsiaInfo Technologies business unit increased 21.3% year-over-year and 0.8% sequentially to US$58.1 million. The year-over-year increase in net revenue (non-GAAP) mainly reflects demand from telecom carriers in China and a steady inflow of contract tenders to upgrade and maintain existing installations.

In the second quarter of 2010, the Lenovo-AsiaInfo business unit, which focuses on IT security products and services, contributed 11.3% both to total revenue and net revenue (non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 28.9% year-over-year and 79.2% sequentially to US$7.6 million. Net revenue (non-GAAP) for the Lenovo-AsiaInfo business unit increased 36.6% year-over-year and 82.9% sequentially to US$7.4 million. The year-over-year increase reflects customers’ demand for professional consultants to assist in the installation and maintenance of IT solutions. Sequentially, the notable increase is primarily due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically the weakest in the first quarter. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo-Linkage’s two business units.

Total operating expenses increased 12.6% year-over-year and decreased 10.0% sequentially to US$25.2 million. The sequential decrease was primarily due to non-recurring merger-related expenses as well as a bad debt provision in the first quarter. Sales and marketing expenses increased 8.8% year-over-year and 4.8% sequentially to US$10.8 million. The year-over-year increase was mainly due to higher sales commission expenses incurred upon signing new contracts. General and administrative expenses increased 25.9% year-over-year and decreased 46.9% sequentially to US$4.6 million. The year-over-year increase was largely the result of merger-related expenses and the sequential decrease was primarily due to US$3.5 million in merger-related expenses incurred in the first quarter. Research and development expenses increased 11.2% year-over-year and 8.7% sequentially to US$9.8 million, which mainly reflect the Company’s need to continue to develop best-of-class products and upgrades to meet the demand of customers.

Income from operations for the second quarter of 2010 was US$14.5 million, an increase of 126.9% year-over-year and a 31.6% sequentially. Operating margin of total revenue3 was 21.7% for the second quarter of 2010, compared to 10.9% in the year-ago period and 17.4% in the previous quarter. Operating margin of net revenue (non-GAAP) was 22.2% for the second quarter of 2010, compared to 12.0% in the year-ago period and 17.9% in the previous quarter. The year-over-year and sequential margin improvement were mainly the result of improved operational efficiency and reduced sales costs.

[3]	Operating margin of total revenue is operating income divided by total revenue.

Other income for the second quarter of 2010 was US$1.4 million, a decrease of 19.5% from US$1.8 million in the year-ago period and an increase of 112.5% from US$665,000 in the previous quarter.

In the second quarter of 2010, AsiaInfo-Linkage recorded net income attributable to AsiaInfo-Linkage, Inc. of US$13.9 million, or US$0.29 per basic share, compared to US$7.2 million, or US$0.16 per basic share, in the year-ago period and US$10.3 million, or US$0.22 per basic share, in the previous quarter.

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)4 was US$16.7 million in the second quarter of 2010, or US$0.35 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the year-ago period was US$11.4 million, or US$0.26 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the previous quarter was US$16.2 million, or US$0.34 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) increased 46.9% year-over-year and 3.1% sequentially.

As of June 30, 2010, AsiaInfo-Linkage had cash and cash equivalents and restricted cash totaling US$230.0 million and short-term investments totaling US$44.2 million. Operating cash flow in the second quarter of 2010 was a net outflow of approximately US$15.6 million. The negative operating cash flow was primarily the result of annual bonus payouts and a seasonal collection slowdown.

First Half 2010 Financial Results

Total revenue for the first half of 2010 was US$130.3 million, an increase of 19.0% year-over-year. Net revenue (non-GAAP) for the first half of 2010 was US$127.3 million, an increase of 26.0% year-over-year.

In the first half of 2010, gross margin was 60.4%, compared to 51.4% in the year-ago period. Gross profit as a percentage of net revenue (non-GAAP) was 61.9% in the first half of 2010, compared to 55.7% in the year-ago period.

Income from operations for the first half of 2010 was US$25.6 million, an increase of 103.0% year-over-year.

[4]

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per share measures exclude share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, and non-recurring merger related expenses. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided at the end of the press release.

In the first half of 2010, AsiaInfo-Linkage recorded net income attributable to AsiaInfo-Linkage, Inc. of US$24.3 million, or US$0.51 per basic share, compared to US$13.0 million, or US$0.30 per basic share, in the year-ago period, an increase of 86.6% year-over-year.

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$32.9 million or US$0.69 per basic share in the first half of 2010, an increase of 78.1% year-over-year.

Business Outlook

Starting in the third quarter of 2010, AsiaInfo-Linkage will consolidate Linkage’s operating results and financial position.

The Company noted that its third quarter 2010 net revenue (non-GAAP) guidance accounts for temporary project delays in its China Unicom and China Telecom accounts.

AsiaInfo-Linkage expects third quarter 2010 net revenue (non-GAAP) to be in the range of US$109 million to US$114 million. AsiaInfo-Linkage expects third quarter 2010 net income attributable to AsiaInfo-Linkage, Inc. per basic share (non-GAAP) to be in the range of US$0.34 to US$0.37.

Second Quarter 2010 Conference Call Details

AsiaInfo-Linkage management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on July 28, 2010 (8:00 a.m. Beijing/Hong Kong Time on July 29, 2010). Management will discuss results and highlights of the quarter and answer questions from investors.

The dial-in numbers for the conference call are as follows:

U.S. Toll Free: +1-866-549-1292

China Local Number: 400-681-6949

Hong Kong and International: +852-3005-2050

The passcode for the call is 195436#.

A replay of the call will be available until 8:00 p.m. Eastern Time on August 28, 2010 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 800-876-8594

Hong Kong and International: +852-3005-2020

The passcode for the replay is 149938#.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo-Linkage web site at www.asiainfo-linkage.com.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services in China’s telecommunications industry. Following the merger between AsiaInfo and Linkage on July 1, 2010, AsiaInfo-Linkage leverages both AsiaInfo’s and Linkage’s leading market positions and complementary customer bases to provide a robust, comprehensive service offering primarily to China’s telecom operators. AsiaInfo-Linkage’s world-class R&D capabilities and extensive base of highly skilled engineers provide best-of-class solutions to help customers differentiate themselves from their competitors.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Software products and solutions	$59,120	$47,151	$116,871	$89,588
Service	6,385	5,931	10,289	10,930
Third party hardware	1,359	5,486	3,169	9,026

Total revenues	66,864	58,568	130,329	109,544

Cost of revenues:
Software products and solutions	23,082	22,609	43,851	40,823
Service	2,757	1,967	4,712	3,897
Third party hardware	1,304	5,210	3,030	8,526

Total cost of revenues	27,143	29,786	51,593	53,246

Gross profit	39,721	28,782	78,736	56,298

Operating expenses:
Sales and marketing	10,807	9,929	21,120	20,466
General and administrative	4,598	3,652	13,258	7,218
Research and development	9,776	8,792	18,772	16,007

Total operating expenses	25,181	22,373	53,150	43,691

Income from operations	14,540	6,409	25,586	12,607
Other income:
Interest income	741	534	1,402	1,158
Dividend income	250	3	254	174
Gain on sale of short-term investment	472	1,210	472	1,210
Other (expenses) income, net	(50)	9	(50)	(14)

Total other income, net	1,413	1,756	2,078	2,528
Income before provision for income taxes	15,953	8,165	27,664	15,135
Provision for income taxes	2,482	962	4,271	2,147

Net income	13,471	7,203	23,393	12,988

Less: Net loss attributable to noncontrolling interest	(435)	(2)	(858)	(7)

Net income attributable to AsiaInfo-Linkage, Inc.	$13,906	$7,205	$24,251	$12,995

Earnings per share:
Net income attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	$0.29	$0.16	$0.51	$0.30
Diluted	$0.29	$0.16	$0.50	$0.29

Weighted average shares used in computation:
Basic	47,328,078	44,586,996	47,277,978	44,048,268
Diluted	48,325,405	45,917,056	48,264,122	45,554,547

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As of
	Jun 30, 2010	Dec 31, 2009
ASSETS:
Current Assets:
Cash and cash equivalents	$224,040	$238,553
Restricted cash	5,924	5,540
Short term investments – hold to maturity securities	14,726	13,716
Short term investments – available for sale securities	29,433	27,674
Accounts receivable (net of allowances of $4,794 and $2,619 as of June 30, 2010 and December 31, 2009, respectively)	120,861	129,646
Inventories	8,496	9,535
Other receivable	3,326	2,841
Deferred income taxes – current	2,968	2,968
Prepaid expenses and other current assets	6,860	5,679

Total current assets	$416,634	$436,152

Long term investment	4,696	4,696
Property and equipment, net	2,991	2,989
Other acquired intangible assets, net	4,788	3,818
Deferred income tax assets – non-current	2,161	2,161
Goodwill	29,139	22,262
Prepaid land use right and other long term prepayment	10,189	9,699

Total Assets	$470,598	$481,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	51,379	76,019
Accrued expenses	25,552	21,793
Deferred revenue	31,448	45,547
Accrued employee benefits	29,797	39,403
Other payables	6,552	6,187
Income taxes payable	1,955	2,862
Other taxes payable	7,678	7,620
Deferred income tax liability – current	1,818	1,340

Total current liabilities	$156,179	$200,771

Unrecognized tax benefits – non-current	3,205	3,052
Other long term liabilities	163	163

Total Liabilities	$159,547	$203,986

Redeemable noncontrolling interest	2,180	1,122

Stockholders’ Equity:
Common stock	$503	$501
Additional paid-in capital	252,377	244,838
Treasury stock, at cost	(27,749)	(27,749)
Statutory reserve	22,306	22,306
Retained earnings	39,450	15,199
Accumulated other comprehensive income	21,184	20,212

Total AsiaInfo-Linkage, Inc. stockholders’ equity	$308,071	$275,307

Noncontrolling interest	800	1,362

Total stockholders’ equity	308,871	276,669

Total Liabilities and Stockholders’ Equity	$470,598	$481,777

ASIAINFO-LINKAGE, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$) Three Months Ended
	Jun 30, 2010			Jun 30, 2009			Mar 31, 2010
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
Revenues:
Software products and solutions	$51,773	$7,347	$59,120	$41,776	$5,375	$47,151	$53,755	$3,996	$57,751
Service	6,288	97	6,385	5,883	48	5,931	3,834	70	3,904
Third party hardware	1,237	122	1,359	5,039	447	5,486	1,654	156	1,810

Total revenues	59,298	7,566	66,864	52,698	5,870	58,568	59,243	4,222	63,465

Cost of revenues:
Software products and solutions	21,015	2,067	23,082	20,275	2,334	22,609	19,645	1,124	20,769
Service	2,668	89	2,757	1,892	75	1,967	1,911	44	1,955
Third party hardware	1,175	129	1,304	4,786	424	5,210	1,571	155	1,726

Total cost of revenues	24,858	2,285	27,143	26,953	2,833	29,786	23,127	1,323	24,450

Gross profit	34,440	5,281	39,721	25,745	3,037	28,782	36,116	2,899	39,015

Business unit expenses:
Sales and marketing	7,300	3,507	10,807	7,569	2,360	9,929	7,614	2,699	10,313
General and administrative	722	140	862	727	(78)	649	2,255	13	2,268
Research and development	8,384	1,392	9,776	7,787	1,005	8,792	7,588	1,408	8,996

Total business unit expenses	16,406	5,039	21,445	16,083	3,287	19,370	17,457	4,120	21,577

Contribution profit (loss)	$18,034	$242	$18,276	$9,662	$(250)	$9,412	$18,659	$(1,221)	$17,438

Corporate general and administrative expenses			3,736			3,003			6,392

Operating profit			$14,540			$6,409			$11,046

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo-Linkage’s net revenue (non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (non-GAAP) to GAAP total revenues

	2010Q2			2009Q2			2010Q1
	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total	AsiaInfo Technologies	Lenovo- AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	58,123	7,437	65,560	47,912	5,446	53,358	57,672	4,067	61,739
Third Party Hardware Costs	1,175	129	1,304	4,786	424	5,210	1,571	155	1,726
Total Revenues	59,298	7,566	66,864	52,698	5,870	58,568	59,243	4,222	63,465

(2) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, and non-recurring merger related expenses. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

to GAAP net income attributable to AsiaInfo-Linkage, Inc.

	Three Months Ended Jun. 30		Six Months Ended Jun. 30		2010 Q1
	2010	2009	2010	2009
	(in thousands of US dollars)
GAAP net income attributable to AsiaInfo-Linkage, Inc.	13,906	7,205	24,251	12,995	10,345
Adjustments:
- Share-based compensation expenses	1,935	3,858	3,906	5,040	1,971
- Amortization of acquired intangible assets	468	316	872	628	404
- Dividend income, net of tax	(250)	(3)	(254)	(174)	(4)
- Non-recurring merger related expenses	658	—	4,158	—	3,500
Non-GAAP net income attributable to AsiaInfo-Linkage, Inc.	16,717	11,376	32,933	18,489	16,216

(3)	Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share is calculated by dividing net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) by the same weighted average shares outstanding used in the computation of GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share. Management believes that net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP). In addition, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share to GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share

	Three Months Ended Jun. 30		Six Months Ended Jun.30		2010 Q1
	2010	2009	2010	2009
	(in thousands of US dollars)
GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share	0.29	0.16	0.51	0.30	0.22
Adjustments:
- Share-based compensation expenses	0.04	0.09	0.08	0.11	0.04
- Amortization of acquired intangible assets	0.01	0.01	0.02	0.01	0.01
- Dividend income, net of tax	(0.01)	—	(0.01)	—	—
- Non-recurring merger related expenses	0.02	—	0.09	—	0.07
Non-GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share	0.35	0.26	0.69	0.42	0.34

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of July 29, 2010. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; our ability to successfully integrate the business of Linkage into ours; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Ms. Jane Wang

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6038

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com